Exhibit 10.58

QLIK TECHNOLOGIES INC.

2010 Omnibus Equity Incentive Plan

(1) Qlik Technologies Inc. and

(2) the “Participant”

STOCK-SETTLED STOCK APPRECIATION RIGHT

AWARD AGREEMENT FOR SWEDISH EMPLOYEES

THIS AGREEMENT is made on the “Date of Grant”.

BETWEEN:

(1)	Qlik Technologies Inc., a Delaware corporation with its principal place of business at 150 Radnor-Chester Road, Suite E220, Radnor, Pennsylvania, 19087, U.S.A. (the “Corporation”), and

(2)	The “Participant”.

PRELIMINARY:

(A)	The Corporation intends to incentivize and motivate the Participant.

(B)	The Corporation has determined to grant to the Participant a Stock-Settled Stock Appreciation Right (“SSAR”) over the number of Common Shares as set forth in the Notice of Grant.

(C)	This SSAR is granted pursuant to the rules of the Qlik Technologies Inc. 2010 Omnibus Equity Incentive Plan.

Terms and Conditions

The Participant is hereby granted a SSAR pursuant to the terms of the Qlik Technologies Inc. 2010 Omnibus Equity Incentive Plan (the “2010 Plan”). The rules of the 2010 Plan are legally binding and are incorporated in this Award. This Agreement refers to any paper or electronic copy of the Agreement including any Notice of Grant provided to the Participant. This Agreement, including any country-specific appendix (the “Appendix”) and the 2010 Plan, constitute the entire understanding between the Participant and the Corporation regarding this SSAR. Any prior agreements, commitments or negotiations concerning this SSAR are superseded. This Agreement may be amended only by another written agreement between the parties.

Definitions

Unless otherwise defined herein, the capitalized terms used in this Agreement shall have the same meanings set forth in the 2010 Plan. In the event of a conflict between the terms and conditions of the 2010 Plan and this Agreement, the terms and conditions of the 2010 Plan shall prevail. The following additional terms shall be defined as follows:

“Administrator” means the party authorized by the Corporation to administer the Plan and awards, including this SSAR award, which party may be Morgan Stanley Smith Barney or such other or additional third party/ies engaged by the Corporation to perform these functions.

“Exercise Fair Market Value” means the price at which Common Shares were last sold in the principal U.S. market for Common Shares on the applicable exercise date or, if the applicable exercise date was not a trading day, on the last trading day prior to such date. If Common Shares are no longer traded on a public U.S. securities market at the time of exercise, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate. The Committee’s determination shall be conclusive and binding on all persons.

“Grant Price” means the notional price of the SSAR and is equal to the Fair Market Value (as defined in Section 16.15 of the 2010 Plan) of a Common Share on the date the SSAR is granted.

“Notice of Grant” means the communication in electronic or other form provided by the Corporation or its Administrator notifying the Participant of the grant of this SSAR award and its materials terms.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Award. The Participant is hereby granted a SSAR over the number of Common Shares and at the Grant Price specified in the Notice of Grant. Each SSAR gives the Participant a right to receive the excess, if any, of the Exercise Fair Market Value of a Share on the day a vested SSAR is exercised over the Grant Price, provided that this award will be settled in whole Common Shares as set forth in Section 4(b) below. The term of the SSAR shall commence on the “Date of Grant,” as set forth in the Notice of Grant, and shall terminate upon the date specified in the Notice of Grant (such date, or an earlier date if the Participant’s Service terminates earlier as set forth in Section 3 of this Agreement or if the Corporation experiences certain corporate events, as set forth in Section 11 of the 2010 Plan, the “Expiration Date”).

2. Vesting and Exercise of SSAR. Except as otherwise provided hereunder and provided the Participant is in Service with the Corporation or a Subsidiary on each relevant date, the SSAR shall vest and be exercisable (exercises may be cumulative) as to vested shares from time to time in accordance with the schedule set forth in the Notice of Grant.

3. Termination of SSAR.

(a) The SSAR may not be exercised after the Expiration Date and is only exercisable as provided in Sections 2 and 4 of this Agreement. The SSAR shall terminate and be of no force or effect upon the Expiration Date. If the Participant’s Service terminates for any reason prior to the Expiration Date, the unvested portion of the SSAR shall terminate on the date of such termination of Service.

(b) Subject to the limitations set forth in this Agreement and in the 2010 Plan, the Participant may exercise the vested portion of the SSAR in whole or in part at any time or from time to time from the Date of Grant until the first to occur of:

(i) three (3) months following the date of the Participant’s termination of Service for any reason other than death or total and permanent disability;

(ii) one (1) year following the date of the Participant’s death, if an employee at the time of death (during which one year period the SSAR may be exercised (to the extent the award is otherwise vested and exercisable as of the date of death) by the person to whom the Participant’s rights hereunder shall have passed by will or by the laws of descent and distribution (hereinafter, a “Successor”));

(iii) one (1) year following the date of the Participant’s termination of Service due to total and permanent disability (to the extent the award is otherwise vested and exercisable as of such date); or

(iv) the Expiration Date.

For all purposes under this Agreement, “total and permanent disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

4. Exercise of SSAR.

(a) Notice of Exercise. The SSAR may be exercised by notice (in written or electronic form as the Corporation directs) to the Corporation or the Administrator.

(b) Exercise Payment. Upon any exercise of a vested SSAR, the Participant is entitled to receive, for each SSAR, the excess, if any, of the Exercise Fair Market Value of the vested SSAR that is exercised over the Grant Price (the “Exercise Payment”). The Exercise Payment will be calculated by reference to each SSAR that is exercised. The aggregate Exercise Payment will be settled in whole Common Shares calculated using the Exercise Fair Market Value. In no event shall any fractional Common Shares be issued. Accordingly, the total number of Common Shares to be issued at exercise shall, to the extent necessary, be rounded down to the next whole Common Share in order to avoid the issuance of a fractional Common Share.

(c) Reserved.

(d) Conditions to Exercise. As a condition to the exercise of the SSAR and the issuance of Common Shares upon exercise thereof, the Corporation may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and make any representation or warranty with respect thereto as may be requested by the Corporation.

(e) Withholding Taxes.

(i) The Participant is ultimately liable and responsible for any or all income tax, social insurance, employment tax, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the 2010 Plan and legally applicable to the Participant (“Tax-Related Items”) in connection with the SSAR and, regardless of any action the Corporation, the Participant’s employer (the “Employer”) or any Subsidiary takes with respect to the Tax-Related Items, the Participant acknowledges that the ultimate liability for the Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Corporation, the Employer or any Subsidiary.

(ii) The Participant further acknowledges that:

(A) neither the Corporation, the Employer nor any Subsidiary makes any representation or undertaking regarding the treatment of any Tax-Related Items in connection with any aspect of the SSAR, including, but not limited to, the grant, vesting, assignment, release or cancellation of the SSAR, the delivery of the Common Shares upon exercise of the SSAR, the subsequent sale of any Common Shares acquired upon exercise and the receipt of any dividends; and

(B) the Corporation, the Employer and/or any Subsidiary do not commit and are under no obligation to structure the terms of or any aspect of the SSAR to reduce or eliminate the Participant’s liability for the Tax-Related Items or achieve any particular tax result.

Further, if the Participant has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Participant acknowledges that the Corporation, the Employer (or former employer, as applicable) and/or any Subsidiary may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(iii) Prior to any relevant taxable or tax withholding event, as applicable, in connection with the SSAR (e.g., exercise) that the Corporation determines may result in any withholding obligation for the Tax-Related Items, the Participant must adequately arrange for the satisfaction of all Tax-Related Items in a manner acceptable to the Corporation. In this regard, the Participant authorizes the Corporation, the Employer and/or any Subsidiary, or their respective agents, upon the exercise of the Corporation’s sole discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(A) withholding from any wages or other cash compensation paid to the Participant by the Corporation, the Employer and/or any Subsidiary; or

(B) to the extent Participant is a tax resident outside of Sweden, withholding from proceeds of the sale of Common Shares acquired upon exercise of the SSAR, either through a voluntary sale or through a mandatory sale arranged by the Corporation (on the Participant’s behalf pursuant to this authorization).

To avoid negative accounting treatment, the Corporation may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates.

Finally, the Participant shall pay to the Corporation, the Employer and/or any Subsidiary any amount of Tax-Related Items that the Corporation, the Employer or any Subsidiary may be required to withhold or account for as a result of the Participant’s participation in the 2010 Plan that cannot be satisfied by the means previously described. No Common Shares will be delivered to the Participant or other person pursuant to the exercise of the SSAR until the Participant or other person has made arrangements acceptable to the Corporation for the satisfaction of the Participant’s obligations in connection with the Tax-Related Items.

(e) Certificates. As soon as practicable after the Participant’s notice of exercise described in Section 4(a) above has been received by the Corporation and any condition of the exercise described in Section 4(d) or 4(e) above has been fulfilled, the Corporation shall deliver to the Participant a stock certificate representing the Common Shares to be issued under the SSAR or its electronic equivalent.

6. Representations of Participant.

(a) Ownership of Shares. Following exercise of all or a portion of the SSAR, the Participant will be the owner of the Common Shares issued, free and clear of any liens or encumbrances, except for restrictions set forth in the 2010 Plan, any agreement among the Corporation’s stockholders, or otherwise referenced herein. The Participant agrees that this Agreement shall be applicable to such Common Shares.

(b) Electronic Delivery of Documents. The Participant agrees to accept by email, electronic submission or any other means requested by the Company all documents relating to the Corporation, the 2010 Plan or this SSAR and all other documents that the Corporation is required to deliver to its security holders (including, without limitation, disclosures that may be required by the U.S. Securities and Exchange Commission). The Participant also agrees that the Corporation may deliver these documents by posting them on a website maintained by the Corporation or by the Administrator. If the Corporation posts these documents on a website, it will notify the Participant by email. The Participant acknowledges that he or she may incur costs in connection with electronic delivery, including the cost of accessing the internet and printing fees, and that an interruption of internet access may interfere with the Participant’s ability to access the documents. This consent will remain in effect until the Participant gives the Corporation written notice that it should deliver paper documents.

(c) Insider Trading Policy. The Participant acknowledges that Participant is required as a condition of employment and as a condition to receiving this Award to comply with the Corporation’s Securities Trading Policy. Participant acknowledges that Participant may not sell the Common Shares during certain periods as set forth in the Corporation’s Securities Trading Policy.

7. Nature of Award. In accepting the SSAR, the Participant acknowledges that:

(a) the 2010 Plan is established voluntarily by the Corporation, is discretionary in nature, and may be amended, suspended or terminated by the Corporation at any time;

(b) the grant of the SSAR is voluntary and occasional and does not create any contractual or other right to receive future grants of SSARs, or benefits in lieu of SSARs, even if SSARs have been granted repeatedly in the past;

(c) all decisions with respect to future SSAR grants, if any, will be at the sole discretion of the Corporation;

(d) the Participant’s participation in the 2010 Plan is voluntary;

(e) the Participant’s participation in the 2010 Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Participant’s employment or service relationship (if any) at any time;

(f) the SSAR and any Common Shares acquired under the 2010 Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Employer, the Corporation, or any Subsidiary, and that are outside the scope of the Participant’s employment or service contract, if any;

(g) the SSAR and any Common Shares acquired under the 2010 Plan are not intended to replace any pension rights or compensation;

(h) the SSAR and any Common Shares acquired under the 2010 Plan are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Employer, the Corporation or any Subsidiary;

(i) the future value of the Common Shares underlying the SSAR is unknown and cannot be predicted with certainty;

(j) if the underlying Common Shares do not increase in value, the SSAR will have no value;

(k) if the Participant exercises the SSAR and acquires Common Shares, the value of such Common Shares may increase or decrease in value, even below the Grant Price;

(l) no claim or entitlement to compensation or damages shall arise from termination of the vesting of the SSAR or cancellation of the SSAR following termination of the Participant’s active service (for any reason whatsoever, whether or not in breach of local labor laws and whether or not later found to be invalid) and in consideration of the grant of the SSAR under the 2010 Plan to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Corporation or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Corporation and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the 2010 Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims;

(m) the Corporation is not providing any tax, legal or financial advice, nor is the Corporation making any recommendations regarding the Participant’s participation in the 2010 Plan or the Participant’s sale of Common Shares; and

(n) the Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding participation in the 2010 Plan before taking any action related to the 2010 Plan.

8. Data Privacy Notice and Consent. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement by and among, as applicable, the Employer, the Corporation and any Subsidiary for the exclusive purpose of implementing, administering and managing the Participant’s participation in the 2010 Plan.

The Participant understands that the Corporation and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Common Shares or directorships held in the Corporation or any Subsidiary, details of all SSARs or any other entitlement to Common Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the 2010 Plan (“Personal Data”).

The Participant understands that Personal Data will be transferred to the Administrator or to any other third party assisting in the implementation, administration and management of the 2010 Plan. The Participant understands that the recipients of the Personal Data may be located in the Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of Personal Data by contacting the Participant’s local human resources representative. The Participant authorizes the Corporation, the Administrator and any other recipients of Personal Data which may assist the Corporation (presently or in the future) with implementing, administering and managing the 2010 Plan to receive, possess, use, retain and transfer Personal Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the 2010 Plan, including any requisite transfer of Personal Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Common Shares purchased upon exercise of the SSAR. The Participant understands that Personal Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the 2010 Plan. The Participant understands that he or she may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. The Participant understands that refusal or withdrawal of consent may affect the Participant’s ability to participate in the 2010 Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

9. Notices. Any notice given hereunder must be in writing and shall be deemed given when either personally delivered or on the day of posting sent through the post by registered or certified mail, return receipt requested, postage prepaid, addressed to the parties to whom such notice is being given at the following addresses:

As to the Corporation:	Qlik Technologies Inc. 150 N. Radnor Chester Road, Suite E220 Radnor, Pa. 19087 Attention: General Counsel

As to the Participant:	last address shown on the books of the Corporation

10. Failure to Close; Remedies. In the event that the Corporation or the Participant shall fail or refuse for any reason whatsoever to close the sale or repurchase of Common Shares acquired under this Agreement as the Corporation or the Participant is obligated by this Agreement, then the other party to the sale or repurchase (the “non-defaulting party”) shall have the right to exercise any one or more of the following rights and remedies:

(a) The non-defaulting party shall have the right to recover damages from the defaulting party for any loss or damage, including reasonable attorneys’ fees, sustained by the non-defaulting party as a result of such default.

(b) The non-defaulting party shall have the right to specifically enforce this Agreement by seeking an injunction prohibiting the defaulting party from violating the terms of this Agreement and requiring the defaulting party to purchase or sell the Common Shares, as the case may be.

The rights and remedies of the non-defaulting party under this Section 10 are cumulative and not alternative and shall be in addition to any and all other rights and remedies available to the non-defaulting party at law or in equity.

11. Transfer of SSAR. Nothing contained in this Agreement shall be construed or interpreted so as to authorize or permit the Participant to transfer the SSAR by gift to any person or entity. Prior to the Participant’s death, only the Participant may exercise the SSAR. The Participant cannot transfer or assign the SSAR. For instance, the Participant may not sell the SSAR or use it as security for a loan. If the Participant attempts to do any of these things, the SSAR will immediately become invalid. The Participant may, however, dispose of the SSAR in the Participant’s will. Regardless of any marital property settlement agreement, the Corporation is not obligated to honor a notice of exercise from the Participant’s former spouse, nor is the Corporation obligated to recognize the Participant’s former spouse’s interest in the SSAR in any other way.

12. Entire Agreement. This Agreement and the 2010 Plan contain the entire understanding and agreement by and between the parties hereto relating to the subject matter hereof and all prior or contemporaneous oral or written agreements or instruments are merged herein. No amendment to or modification of this Agreement shall be effective unless the same is in writing and signed by all parties hereto. No waiver by any party of any breach by the other of any provision of this Agreement shall be deemed to be a waiver of any other breaches thereof or the waiver of any such or other provision of this Agreement. Subject to the restrictions on assignment and transfer set forth hereinabove, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their estates, personal representatives, successors and assigns.

13. Severability. If any provision of this Agreement is declared invalid or unenforceable as a matter of law, such invalidity or unenforceability shall not affect or impair the validity or enforceability of any other provisions of this Agreement or the remainder of this Agreement as a whole.

14. Applicable Law and Venue. The validity, construction, interpretation or performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to their choice-of-law provisions).

For purposes of litigating any dispute that arises under this grant or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Pennsylvania, agree that such litigation shall be conducted in the courts of Delaware County, Pennsylvania, or the federal courts for the United States for the Eastern District of Pennsylvania, where this grant is made and/or to be performed.

15. Construction. Section headings and subheadings have been inserted herein for convenience only and shall not be deemed to have any legal effect whatever in the interpretation of this Agreement. As used herein, the singular shall include the plural, and the plural and singular. The word “any” means one or more or all, and the conjunction “or” includes both the conjunctive and disjunctive.

16. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

17. No Rights as a Stockholder Until Exercise. Under the 2010 Plan, neither the Participant nor, if applicable, his or her personal representative, shall be nor have any rights or privileges of a stockholder of the Corporation with respect to any Common Shares which may be acquired upon the exercise of the SSAR, in whole or in part, prior to the date upon which the SSAR is actually exercised for such shares in accordance with the provisions of Section 4 hereof and the certificates or their electronic equivalent representing such shares are issued.

18. Appendices. Notwithstanding any provisions in this Agreement, the SSAR shall be subject the terms and conditions set forth in the Appendix to this Agreement. Moreover, if Participant relocates to a country outside of Sweden, the terms and conditions for such country will apply to Participant, to the extent the Corporation determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the 2010 Plan. The Appendix constitutes part of this Agreement.

19. Imposition of Other Requirements. In addition, the Corporation reserves the right to impose other requirements on the SSAR and the Common Shares issued upon exercise of the SSAR, to the extent the Corporation determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the 2010 Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

20. Language. If Participant has received this Agreement, or any other document related to the SSAR and/or the 2010 Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

21. Adjustments; Corporate Transaction. In the event of a stock split, a stock dividend or a similar change in Corporation stock, the number of Common Shares covered by the SSAR and the Grant Price will be adjusted pursuant to the 2010 Plan. In addition, in the event the Corporation is party to certain corporate transactions, the SSAR will be subject to, and may be adjusted, amended or terminated in accordance with, the 2010 Plan.

22. Other restrictions attaching to shares of the Corporation’s Common Stock. Common Shares issued and delivered under the 2010 Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the U.S. Securities and Exchange Commission, any stock exchange upon which the Common Shares are then listed, any applicable federal or state laws, and any other written restrictions or agreements with respect to the Common Shares and the Committee may cause a legend or legends to be placed on the certificate or certificates representing any such shares to make appropriate reference to any such restrictions. In making such determination, the Committee may rely upon an opinion of counsel for the Corporation.

IN WITNESS WHEREOF, the Corporation and the Participant have caused the execution of this Agreement as of the date hereof, each intending to be legally bound hereby.

QLIK TECHNOLOGIES INC.	Date of signature: , 20

PARTICIPANT	Date of signature: , 20

QLIK TECHNOLOGIES INC.

2010 Omnibus Equity Incentive Plan

APPENDIX

STOCK-SETTLED STOCK APPRECIATION RIGHT AWARD AGREEMENT

Terms and Conditions.

This Appendix includes additional terms and conditions that govern the SSAR granted to the Participant under the 2010 Plan if he/she resides in Sweden. Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the 2010 Plan and/or the Agreement.

Notifications.

This Appendix also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the 2010 Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of June 2011. Such laws are often complex and change frequently. As a result, the Corporation strongly recommends that the Participant not rely on the information in this Appendix as the only source of information relating to the consequences of the Participant’s participation in the 2010 Plan because the information may be out of date at the time that the SSAR is exercised or Common Shares acquired under the 2010 Plan are sold.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation and the Corporation is not in a position to assure the Participant of any particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to his/her situation.

Finally, if the Participant is a citizen or resident of a country other than the one in which the Participant is currently working, transfers employment after the Date of Grant, or is considered a resident of another country for local law purposes, the notifications contained in this Appendix may not be applicable to him or her. In addition, the Corporation shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Participant.

SWEDEN

TERMS AND CONDITIONS

Form of Payment.

Notwithstanding any discretion in the Agreement and Section 7.6 of the 2010 Plan, SSARs granted to Participants in Sweden shall be paid in Common Shares only and do not provide any right for the Participant to receive a cash payment.

Withholding Taxes.

Notwithstanding any discretion in the Agreement and Section 14.2 of the 2010 Plan, the obligation for Tax-Related Items due in connection with the grant of SSARs to Participants in Sweden may only be satisfied by withholding from any wages or other cash compensation paid to the Participant by the Corporation, the Employer and/or any other Subsidiary.